CONTACT:
Investor Relations
Axon Enterprise, Inc.
IR@axon.com

Axon Reports Record Revenue of $131 million; Axon Cloud Grows 42%; Raising Full-Year Revenue Outlook to $500-$510 million

Scottsdale, Ariz., November 7, 2019— Axon (Nasdaq: AAXN), the global leader in connected public safety technologies, today released the following quarterly update letter to shareholders.

Dear Shareholders,

Since our August update, we executed on a series of objectives across our product, people, and adjacent markets, and we feel as confident as ever in our strategy and trajectory. We set and delivered on several large goals thus far in 2019 — all with the purpose of driving adoption of our growing software platform, transforming Axon into the leading technology provider for public safety, and serving our ultimate goal of creating safer communities and protecting life.

Importantly, we continue to make substantial progress driving long-term subscriptions. Customers have been rapidly adopting our best-value plans to gain access to more of the Axon network, building upon our historical strength with TASER device and body camera solution subscriptions. Our highest value tiered integrated bundle, for example, of $199 per officer per month over five years, known as the Officer Safety Plan, includes access to a wide range of benefits including TASER 7, Axon Body 3, and a host of cloud services including Axon Records. In Q3 2019, about a third of our total quarterly bookings, which average about five years per contract, were tied to some version of the Officer Safety Plan.

We are thrilled to be approaching year end with a strong market position and powerful operating platform that will support the next several years of revenue and profit growth.

Product

We have a number of positive updates across our product portfolio.

After completing carrier certification with AT&T FirstNet Ready™ and Verizon Responder Private Core, we began shipping Axon Body 3, our latest generation camera, in September, as planned. Axon Body 3's cellular communication, wireless data, and geolocation capabilities are poised to revolutionize public safety workflows. And because the majority of our body camera customers are on a multi-year subscription, we expect the majority of our customer base to automatically upgrade to Axon Body 3 over the next three years as we build upon our unmatched, rapidly growing network of cloud-connected cameras and other devices. The portion of agencies choosing to activate the LTE connectivity built into every Axon Body 3 camera is exceeding our expectations and we continue to drive that forward in support of our future vision, where cameras use real-time signals and AI to automate transcription and automatically feed information into Axon Records.

Axon Records also achieved a critical milestone in September when the Fresno Police Department went live with a full agency-wide Records Management System (RMS) deployment using our cloud subscription service.Cincinnati Police Department has also started using Axon Records for several critical workloads, including use-of-force reporting, and will continue to deploy additional modules throughout 2020 and beyond as part of an agency-wide RMS upgrade to our service.Fresno and Cincinnati PDs are positive reference customers for Axon as we sign new customers and enhance Axon Records’ capabilities over time. As a reminder, Axon Records intends to disrupt the law enforcement software category known as Records Management Systems, or RMS, which powers the workloads for writing, storing, managing and sharing official police incident reports. Axon’s strategic advantages in this category include our growing network of cloud-connected sensors and our industry-leading cloud SaaS platform, Axon Evidence (Evidence.com), which today is one of the world's largest repositories of data of any type.Cincinnati PD Police Chief Eliot Isaac said, “We are seeing exceptional benefits with how body camera footage can be directly embedded in our use-of-force, officer accident, citizen complaint and other internal reports.”

We are continuing to make progress against our TASER 7 gross margin road map. We are finalizing our new cartridge design that will significantly reduce our bill of materials on the TASER 7 cartridge and we are already seeing cost improvements.

And finally, we are especially proud of our corporate social responsibility and environmental, social and corporate governance (ESG)efforts regarding Axon Fleet 3, our next-generation in-car video system, and automated license plate recognition (ALPR) technology, which is still under development.ALPR is an important tool for keeping communities safe, as it can help apprehend criminals, find missing children, and recover stolen vehicles — but the existing state of the industry lacks privacy safeguards and thought leadership regarding data retention and data ownership. Axon is leveraging the power of AI to significantly reduce the cost of ALPR systems, making it affordable for every patrol. We are simultaneously addressing industry shortcomings to improve data security, transparency and privacy, and creating an ethical framework to help prevent misuse.Taking a thoughtful approach to issues around AI use in policing, and incorporating guidelines created by Axon's AI and Policing Technology Ethics Board, creates greater long-term value for all our stakeholders: our communities, our customers, and shareholders.

People

Among the most important elements of Axon’s success is our people and culture. We have more than 1,500 dedicated employees, a deep management bench and a best-in-class Board of Directors who all bring passion to the business every day. In recent months we have further strengthened our team with additions to both management and the Board.

In August, Caitlin Kalinowski joined Axon’s Board of Directors, expanding the total number of independent directors to seven. Caitlin is the Head of VR Hardware for the Augmented Reality/Virtual Reality division at Facebook and a recognized leader in virtual reality and product design. She is responsible for the product design and engineering of Oculus's award-winning VR devices, has led technical teams at Apple for the Mac Pro and MacBook Air, and was part of the original Unibody MacBook Pro team. She is already bringing her considerable hardware expertise to discussions with our product teams, and providing input on our VR-based officer training platform. We are thrilled to have her as a member of our Board.

In September, Jeff Kunins was appointed Chief Product Officer and Executive Vice President of Software, and is responsible for running our global software hub in Seattle. Jeff was most recently with Amazon, where he was Vice President of Alexa Entertainment and led Alexa's global experience, developer platform, and strategic partnerships for music, video, and podcasts across over 100 million Alexa-enabled devices. He has also served in diverse roles including VP of Kindle's global reading experience at Amazon, General Manager of Product and Design at Skype and General Manager of Windows Live Messenger at Microsoft. Jeff is leading Axon's effort to bring to public safety the product experience that consumers have come to expect, and to do so in a way that creates long-term value for our customers, the communities they protect, and Axon. We are thrilled to have him join our executive team.

Adjacent Markets

In Q3, the US Forest Service became the first federal agency to outfit all of its officers with TASER devices and body cameras, backed by Axon Evidence. This win was a direct result of Axon’s decision a few years ago to make an investment to obtain FedRAMP certification, which would allow federal government customers to store data in our cloud. Since achieving certification in April, we began making more of a concerted effort to capture the federal law enforcement market, which employs more than 120,000 full-time civilian law enforcement officers across dozens of agencies, the largest of which are the Department of Homeland Security and the Department of Justice.

In October, Canada’s York Regional Police, a major Canadian agency, joined the Axon network with the adoption of the Axon Fleet 2 in-car video system. The agency also purchased 6x more software licenses than camera hardware licenses, showcasing that customers see value in our standalone cloud services. The York Regional Police represent our second international Axon Fleet customer, after a UK agency adopted Axon Fleet in June.

Lastly, we are beginning to see positive momentum in the prisons and corrections market, with trials of Axon’s body camera and TASER devices leading to significant reductions in staff assaults, use-of-force incidents, and excessive force complaints. The corrections market is adjacent to law enforcement and one that we believe Axon can capture with minimal additional R&D investment. In the US, there are about 430,000 correctional officers and about 92,000 probation and parole officers, and we estimate that TASER device penetration among these officers is minimal, while body camera penetration is nearly zero.

We have tended to be conservative in sizing and discussing our $8.4 billion total addressable market, which excludes opportunities in US federal law enforcement, international Axon Fleet, and prisons and corrections. These early proof points suggest that our annual total addressable market is likely much larger.

Summary of Q3 2019 Results

•
Revenue of $131 million represents 25% year-over-year growth, and reflects strength across both our TASER and Software and Sensors segments. Drivers of sequential revenue growth (up 16%) were primarily TASER 7 unit shipments, international demand for Axon Cloud services, increased demand for our legacy TASER devices, and growth of Axon Fleet in-car video systems.

•	Gross margin of 61.3% increased from 58.3% in Q2 2019, driven by strength across the business.

•
Operating expenses of $74 million include approximately $4.4 million of incremental “catch up” stock-based compensation expense and reflect ongoing cost discipline, which drove operating leverage in the quarter.

◦
Specifically, SG&A included $4.0 million and R&D included $0.4 million of stock-based compensation expense for the third tranche of our CEO Performance Award and eXponential Stock Performance Plan (“XSPP”) for which the third performance goal became probable of attainment during Q3 2019.

•	GAAP EPS was $0.10; Non-GAAP EPS of $0.28 excludes non-cash stock-based compensation expense and an impairment charge.

◦
GAAP EPS includes the $4.4 million of “catch-up” stock-based compensation expense referred to above. For more details about Axon’s innovative stock-based compensation plans, which were approved by shareholders and align the interests of management and employees with shareholders, please see our online FAQ.

•	Adjusted EBITDA was a record $24 million.

•
Cash and investments grew $16.5 million sequentially to approximately $353 million. Axon's strong balance sheet, with zero debt, provides us with the latitude to continue growing our subscription contracts as a percentage of revenue.

Financial commentary by segment
TASER

	Three Months Ended			Change
	September 30, 2019	June 30, 2019	September 30, 2018	QoQ	YoY
	(in thousands)
Net sales	$71,743	$60,572	$63,666	18.4%	12.7%
Gross margin	63.1%	59.9%	69.8%	320bp	-670bp

•	TASER revenue of $72 million reflected strong sales of the TASER 7, including the unmet demand at the end of the second quarter, as well as strength in our legacy product lines.

•	TASER gross margin of 63.1% increased sequentially from 59.9% in Q2 2019.

◦
TASER segment sequential gross margin improvement was driven by higher fixed cost absorption due to increased unit shipment volumes, increased contribution from subscription revenue tied to TASER-related cloud software and subscription cartridges, lower build costs associated with the TASER 7 cartridge as well as an improvement in TASER 7 scrap costs. Gross margin strength was partially offset by hardware shipment mix.

Software and Sensors

	Three Months Ended			Change
	September 30, 2019	June 30, 2019	September 30, 2018	QoQ	YoY
	(in thousands)
Axon Cloud net sales	$34,021	$31,822	$23,913	6.9%	42.3%
Axon Cloud gross margin	75.8%	73.0%	73.9%	280bp	190bp

Sensors and Other net sales	$25,073	$19,968	$17,257	25.6%	45.3%
Sensors and Other gross margin	36.4%	30.1%	20.6%	630bp	1580bp

•	Continued demand for our software offerings drove 42% year-over-year growth in Axon Cloud revenue to $34 million.

•
Axon Cloud gross margin of 75.8% increased year over year and sequentially due to a lower mix of professional services costs and optimized cloud costs. The software-only revenue in this segment, which includes cloud storage and compute costs, has consistently carried a gross margin above 80%.

•
Sensors and Other revenue, which largely consists of product hardware, grew 45% year over year to $25 million, with strength driven by initial Axon Body 3 hardware shipments, favorable pricing on Axon Body 2 hardware, and strength in Axon Fleet in-car video system.

•	Sensors and Other gross margin of 36.4% was strong due to mix. As a reminder, we manage toward a 25% gross margin for camera and sensors hardware.
Forward-Looking Performance Indicators:

	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
	($ in thousands)
Annual recurring revenue (1)	$141,540	$129,452	$122,276	$108,496	$101,618
Cumulative Axon software seats booked	428,600	397,800	371,100	347,200	325,200
Percentage of TASER devices sold on a recurring payment plan	55%	60%	42%	35%	33%
Software and Sensors bookings	$128,208	$142,004	$76,391	$109,779	$92,895
Total company future contracted revenue	$1,130,000	$1,050,000	$930,000	$900,000	$820,000
(1) Monthly recurring license, integration, warranty, and storage revenue annualized.

•	Annual recurring revenue grew 39% year over year to approximately $142 million and reflects only that portion of 428,600 booked seats that is already online and contributing to revenue.

•
Software and Sensors bookings of $128 million reflects strong demand for our Officer Safety Plan integrated bundled offerings, which represented about 38% of Software and Sensors bookings in the quarter.

•
We have substantially moved the needle on driving TASER subscription bundles in the past year. Approximately 55% of all weapons sold in Q3 were on a recurring payment plan, compared with 33% a year ago. In the United States, recurring payment plans accounted for 64% of new TASER contracts, with TASER 7 contracts driving subscriptions. This represents significant progress on transitioning the TASER business to a subscription model.

•
Total company future contracted revenue was $1.13 billion. The $1.13 billion shown is limited to revenue from arrangements that meet the definition of a contract under Topic 606 as of September 30, 2019. We expect to recognize between 15% to 20% of this balance over the next 12 months and generally expect the remainder to be recognized over the following five to seven years, subject to risks related to delayed deployments, budget appropriation or other contract cancellation clauses.

Outlook

Axon Body 3’s successful manufacturing ramp and on-plan Q3 ship date supports our upwardly revised full year revenue guidance.

•	We are raising our annual revenue outlook range to $500 million-$510 million, from $485 million-$495 million;

•	We are reiterating our expectations for annual Adjusted EBITDA of $80 million-$85 million;

◦	We expect Adjusted EBITDA margin to improve sequentially in Q4 2019 driven by leverage on operating expenses, partially offset by gross margin pressure due to increased hardware mix.

◦
The expected strength of Axon Body 3 and TASER 7 cartridge shipments will result in an increased mix of lower margin hardware revenue in Q4 2019. We expect to continue driving opportunities to layer in more cloud services, which will increase our mix of higher margin software revenue over time.

•
We expect stock-based compensation expenses to be approximately $41 million for the full year, which is subject to change depending on our assessment of the probability of attaining operational metrics for the CEO Performance Award and XSPP awards, and the expected timing of such attainment; and

•	We expect a normalized tax rate of 20%to 25%, which can fluctuate depending on geography of income and the effects of discrete items, including changes in our stock price.
Axon is developing products that serve law enforcement and public safety professionals, who are present in some of the most significant moments in people’s lives. This means that ultimately our products serve the communities and people whom our customers protect. We take our public mission seriously and believe our business is well-positioned to continue serving our customers and communities while creating long-term value for our shareholders.

Signed,

Rick Smith, CEO
Luke Larson, President
Jawad Ahsan, CFO

Quarterly conference call and Webcast

We will host our Q3 2019 earnings conference call on November 7 at 2 p.m. PT / 5 p.m. ET.

The call will be available via live audio webcast and archived replay on Axon's investor relations website at https://investor.axon.com.
Statistical Definitions

Software and Sensors bookings are an indication of the activity the Company is seeing relative to Software and Sensors hardware, software and Axon Evidence. We consider bookings to be a statistical measure defined as the sales price of orders (not invoiced sales), including contractual optional periods we expect to be exercised, net of cancellations, inclusive of renewals, placed in the relevant fiscal period, regardless of when the products or services ultimately will be provided. Most bookings will be invoiced in subsequent periods.

Due to municipal government funding rules, in some cases certain of the future period amounts included in bookings are subject to budget appropriation or other contract cancellation clauses. Although Axon has entered into contracts for the delivery of products and services in the future and anticipates the contracts will be fulfilled, if agencies do not exercise contractual options, do not appropriate money in future year budgets or do enact a cancellation clause, revenue associated with these bookings may not ultimately be recognized, resulting in a future reduction to bookings.

For more information relative to our revenue recognition policies, please reference our SEC filings.

Non-GAAP Measures

To supplement the Company's financial results presented in accordance with GAAP, we present the non-GAAP financial measures of EBITDA, Adjusted EBITDA, Non-GAAP Net Income, Non-GAAP Diluted Earnings Per Share and Free Cash Flow. The Company's management uses these non-GAAP financial measures in evaluating the Company's performance in comparison to prior periods. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing its performance, and when planning and forecasting our future periods. A reconciliation of GAAP to the non-GAAP financial measures is presented herein.

•	EBITDA (Most comparable GAAP Measure: Net income) - Earnings before interest expense, investment interest income, income taxes, depreciation and amortization.

•
Adjusted EBITDA (Most comparable GAAP Measure: Net income) - Earnings before interest expense, investment interest income, income taxes, depreciation, amortization, non-cash stock-based compensation expense and pre-tax certain other items (described below).

•
Non-GAAP Net Income (Most comparable GAAP Measure: Net income) - Net income excluding the costs of non-cash stock-based compensation and excluding pre-tax certain other items, including, but not limited to, net gain/loss/write-down/disposal/abandonment of property, equipment and intangible assets; loss on impairment; and costs related to business acquisitions. The Company tax-effects non-GAAP adjustments using the blended statutory federal and state tax rates for each period presented.

•
Non-GAAP Diluted Earnings Per Share (Most comparable GAAP Measure: Earnings Per share) - Measure of Company's Non-GAAP Net Income divided by the weighted average number of diluted common shares outstanding during the period presented.

•
Free Cash Flow (Most comparable GAAP Measure: Cash flow from operating activities) - cash flows provided by operating activities minus purchases of property and equipment, intangible assets and cash flows related to business acquisitions.

Caution on Use of Non-GAAP Measures

Although these non-GAAP financial measures are not consistent with GAAP, management believes investors will benefit by referring to these non-GAAP financial measures when assessing the Company's operating results, as well as when forecasting and analyzing future periods. However, management recognizes that:

•	these non-GAAP financial measures are limited in their usefulness and should be considered only as a supplement to the Company's GAAP financial measures;

•	these non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the Company's GAAP financial measures;

•	these non-GAAP financial measures should not be considered to be superior to the Company's GAAP financial measures; and

•	these non-GAAP financial measures were not prepared in accordance with GAAP or under a comprehensive set of rules or principles.

Further, these non-GAAP financial measures may be unique to the Company, as they may be different from similarly titled non-GAAP financial measures used by other companies. As such, this presentation of non-GAAP financial measures may not enhance the comparability of the Company's results to the results of other companies.

About Axon

Axon is a network of devices, apps and people that helps public safety personnel become smarter and safer. With a mission of protecting life, our technologies give customers the confidence, focus and time they need to keep their communities safe. Our products impact every aspect of a public safety officer's day-to-day experience.

We work hard for those who put themselves in harm's way for all of us. More than 224,000 lives and countless dollars have been saved with the Axon network of devices, apps and people. Learn more atwww.axon.com or by calling(800) 978-2737.

Alexa is a trademark of Amazon; AT&T is a trademark of AT&T Intellectual Property; Facebook is a trademark of Facebook, Inc.; FirstNet Ready is a trademark of the US Department of Commerce; MacBook Air and MacBook Pro are trademarks of Apple Inc.; Oculus Pro and Oculus Rift are trademarks of Facebook Technologies, LLC; Skype and Windows are trademarks of Microsoft Corporation; Twitter is a trademark of Twitter, Inc.;and Verizon is a trademark of Verizon Trademark Services LLC.

Axon, Axon Records, Evidence.com, Fleet, TASER, TASER 7 and the Delta Logo are trademarks of Axon Enterprise, Inc., some of which are registered in the US and other countries. For more information, visitwww.axon.com/legal. All rights reserved.

Follow Axon here:

•	Axon on Twitter: https://twitter.com/axon_us

•	Axon on Facebook: https://www.facebook.com/Axon.ProtectLife/

Forward-looking statements

These forward-looking statements include, without limitation, statements regarding: proposed products and services and related development efforts and activities; expectations about the market for our current and future products and services; expectations about customer behavior; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s strategies, goals and objectives and other similar expressions; as well as the ultimate resolution of financial statement items requiring critical accounting estimates, including those set forth in our Form 10-K for the year ended December 31, 2018. Such statements give our current expectations or forecasts of future events; they do not relate strictly to historical or current facts. Words such as “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “expect,” “anticipate,” “future,” “intend,” “plan,” “believe,” “estimate,” and similar expressions, as well as statements in future tense, identify forward-looking statements. However, not all forward-looking statements contain these identifying words.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and potentially inaccurate assumptions. The following important factors could cause actual results to differ materially from those in the forward-looking statements: customer purchase behavior, including adoption of our software as a service delivery model; the impact of product mix on projected gross margins; our ability to manage our supply chain and avoid production delays, shortages, and impacts to expected gross margins; changes in the costs of product components and labor; defects in our products; delayed cash collections and possible credit losses due to our subscription model; exposure to international operational risks; our ability to design, introduce and sell new products or features; our ability to defend against litigation and protect our intellectual property, and the resulting costs of this activity; our exposure to cancellations of government contracts due to appropriation clauses, exercise of a cancellation clause, or non-exercise of contractually optional periods; loss of customer data, a breach of security or an extended outage, including our reliance on third party cloud-based storage providers; negative media publicity regarding our products; changes in government regulations in the U.S. and in foreign markets, especially related to the classification of our product by the United States Bureau of Alcohol, Tobacco, Firearms and Explosives and to evolving regulations surrounding privacy and data protection; our ability to integrate acquired businesses; our ability to attract and retain key personnel; and counter-party risks relating to cash balances held in excess of FDIC insurance limits. Many events beyond our control may determine whether results we anticipate will be achieved. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. You should bear this in mind as you consider forward-looking statements. Our Annual Report on Form 10-K lists various important factors that could cause actual results to differ materially from expected and historical results. These factors are intended as cautionary statements for investors within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act. Readers can find them under the heading “Risk Factors” in the Annual Report on Form 10-K and in the Quarterly Report on Form 10-Q, and investors should refer to them. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

Except as required by law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Form 10-Q, 8-K and 10-K reports to the SEC.

Please visit https://investor.axon.com, https://www.axon.com/press, www.twitter.com/axon_us and https://www.facebook.com/Axon.ProtectLife/ where Axon discloses information about the company, its financial information, and its business.

For investor relations information please contact Andrea James via email at IR@axon.com.

# # #

AXON ENTERPRISE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended			Nine Months Ended September 30,
	September 30, 2019	June 30, 2019	September 30, 2018	2019	2018
Net sales from products	$96,497	$80,391	$80,923	$264,977	$238,618
Net sales from services	34,340	31,971	23,913	94,032	66,659
Net sales	130,837	112,362	104,836	359,009	305,277
Cost of product sales	42,445	38,220	32,953	120,265	96,474
Cost of service sales	8,223	8,582	6,250	24,098	15,566
Cost of sales	50,668	46,802	39,203	144,363	112,040
Gross margin	80,169	65,560	65,633	214,646	193,237
Operating expenses:
Sales, general and administrative	48,424	43,362	39,685	134,678	114,787
Research and development	25,129	23,493	21,982	71,976	55,602
Total operating expenses	73,553	66,855	61,667	206,654	170,389
Income from operations	6,616	(1,295)	3,966	7,992	22,848
Interest and other income (expense), net	1,820	1,845	1,274	5,978	2,242
Income before provision for income taxes	8,436	550	5,240	13,970	25,090
Provision for (benefit from) income taxes	2,332	(188)	(471)	709	(2,032)
Net income	$6,104	$738	$5,711	$13,261	$27,122
Net income per common and common equivalent shares:
Basic	$0.10	$0.01	$0.10	$0.22	$0.49
Diluted	$0.10	$0.01	$0.10	$0.22	$0.47
Weighted average number of common and common equivalent shares outstanding:
Basic	59,278	59,187	58,340	59,128	55,681
Diluted	60,059	60,000	59,805	59,938	57,254

AXON ENTERPRISE, INC.
SEGMENT REPORTING
(Unaudited)
(dollars in thousands)

	Three Months Ended September 30, 2019			Three Months Ended June 30, 2019			Three Months Ended September 30, 2018
	TASER	Software and Sensors	Total	TASER	Software and Sensors	Total	TASER	Software and Sensors	Total
Net sales from products (1)	$71,424	$25,073	$96,497	$60,423	$19,968	$80,391	$63,666	$17,257	$80,923
Net sales from services (2)	319	34,021	34,340	149	31,822	31,971	—	23,913	23,913
Net sales	71,743	59,094	130,837	60,572	51,790	112,362	63,666	41,170	104,836
Cost of product sales	26,504	15,941	42,445	24,262	13,958	38,220	19,256	13,697	32,953
Cost of service sales	—	8,223	8,223	—	8,582	8,582	—	6,250	6,250
Cost of sales	26,504	24,164	50,668	24,262	22,540	46,802	19,256	19,947	39,203
Gross margin	45,239	34,930	80,169	36,310	29,250	65,560	44,410	21,223	65,633
Gross margin %	63.1%	59.1%	61.3%	59.9%	56.5%	58.3%	69.8%	51.5%	62.6%

Research and development	3,485	21,644	25,129	3,087	20,406	23,493	4,837	17,145	21,982

	Nine Months Ended September 30, 2019			Nine Months Ended September 30, 2018
	TASER	Software and Sensors	Total	TASER	Software and Sensors	Total
Net sales from products (1)	$197,148	$67,829	$264,977	$187,814	$50,804	$238,618
Net sales from services (2)	558	93,474	94,032	—	66,659	66,659
Net sales	197,706	161,303	359,009	187,814	117,463	305,277
Cost of product sales	74,044	46,221	120,265	57,480	38,994	96,474
Cost of service sales	—	24,098	24,098	—	15,566	15,566
Cost of sales	74,044	70,319	144,363	57,480	54,560	112,040
Gross margin	123,662	90,984	214,646	130,334	62,903	193,237
Gross margin %	62.5%	56.4%	59.8%	69.4%	53.6%	63.3%

Research and development	10,284	61,692	71,976	11,816	43,786	55,602

(1) Software and Sensors “products” revenue consists of sensors, including on-officer body cameras, Axon Fleet cameras, other hardware sensors, warranties on sensors, and other products, and is sometimes referred to as Sensors and Other revenue.

(2) Software and Sensors “services” revenue comprises sales related to the Axon Cloud, which includes Axon Evidence, cloud-based evidence management software revenue, other recurring cloud-hosted software revenue and related professional services, and is sometimes referred to as Axon Cloud revenue. TASER "services" revenue similarly includes amounts for Axon Evidence and related professional services.

AXON ENTERPRISE, INC.
UNIT SALES STATISTICS
(Unaudited)
Units in whole numbers

	Three Months Ended September 30,				Nine Months Ended September 30,
	2019	2018	Unit Change	Percent Change	2019	2018	Unit Change	Percent Change

TASER 7	17,674	—	17,674	*	34,644	—	34,644	*
TASER X26P	10,766	18,842	(8,076)	(42.9)	35,244	53,226	(17,982)	(33.8)
TASER X2	9,819	16,729	(6,910)	(41.3)	29,439	52,767	(23,328)	(44.2)
TASER Pulse and Bolt	3,923	3,750	173	4.6	8,807	10,908	(2,101)	(19.3)
Cartridges	566,347	598,119	(31,772)	(5.3)	1,789,084	1,742,207	46,877	2.7
Axon Body	22,037	17,622	4,415	25.1	68,231	59,798	8,433	14.1
Axon Flex	5,409	3,487	1,922	55.1	12,508	10,461	2,047	19.6
Axon Fleet	2,967	1,601	1,366	85.3	7,143	5,537	1,606	29.0
Axon Dock	3,724	3,525	199	5.6	12,126	13,903	(1,777)	(12.8)
TASER Cam	899	1,339	(440)	(32.9)	4,356	6,358	(2,002)	(31.5)
* Not meaningful

AXON ENTERPRISE, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
Dollars in thousands

	Three Months Ended			Nine Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
EBITDA and Adjusted EBITDA:
Net income	$6,104	$738	$5,711	$13,261	$27,122
Depreciation and amortization	2,709	2,687	3,065	8,196	8,226
Interest expense	4	17	16	27	53
Investment interest income	(1,647)	(1,630)	(1,256)	(5,280)	(1,926)
Provision for (benefit from) income taxes	2,332	(188)	(471)	709	(2,032)
EBITDA	$9,502	$1,624	$7,065	$16,913	$31,443

Adjustments:
Stock-based compensation expense	$13,663	$8,627	$6,255	$30,195	$15,302
Transaction costs and adjustments related to business acquisition	—	—	—	—	1,382
Loss on disposal and abandonment of intangible assets	33	—	2,049	51	2,103
Loss on disposal, abandonment, and impairment of property and equipment, net	845	1,321	137	2,408	290
Adjusted EBITDA	$24,043	$11,572	$15,506	$49,567	$50,520
Net income as a percentage of net sales	4.7%	0.7%	5.4%	3.7%	8.9%
Adjusted EBITDA as a percentage of net sales	18.4%	10.3%	14.8%	13.8%	16.5%

Stock-based compensation expense:
Cost of product and service sales	$312	$237	$93	$775	$359
Sales, general and administrative	9,508	4,941	3,748	19,130	8,783
Research and development	3,843	3,449	2,414	10,290	6,160
Total	$13,663	$8,627	$6,255	$30,195	$15,302

AXON ENTERPRISE, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES - continued
(Unaudited)
Dollars in thousands, except per-share amounts

	Three Months Ended			Nine Months Ended September 30,
	September 30, 2019	June 30, 2019	September 30, 2018	2019	2018
Non-GAAP net income:
GAAP net income	$6,104	$738	$5,711	$13,261	$27,122
Non-GAAP adjustments:
Stock-based compensation expense	13,663	8,627	6,255	30,195	15,302
Loss on disposal and abandonment of intangible assets	33	—	2,049	51	2,103
Loss on disposal, abandonment, and impairment of property and equipment, net	845	1,321	137	2,408	290
Transaction costs and adjustments related to business acquisition	—	—	—	—	1,382
Income tax effects	(3,654)	(2,517)	(2,048)	(8,205)	(4,629)
Income tax benefit of CEO stock option exercise	—	—	—	—	(3,362)
Non-GAAP net income	$16,991	$8,169	$12,104	$37,710	$38,208

	Three Months Ended			Nine Months Ended September 30,
	September 30, 2019	June 30, 2019	September 30, 2018	2019	2018
Non-GAAP diluted earnings per share:
GAAP diluted earnings per share	$0.10	$0.01	$0.10	$0.22	$0.47
Non-GAAP adjustments:
Stock-based compensation expense	0.23	0.14	0.10	0.50	0.27
Loss on disposal and abandonment of intangible assets	—	—	0.03	—	0.04
Loss on disposal, abandonment, and impairment of property and equipment, net	0.01	0.02	—	0.04	0.01
Transaction costs and adjustments related to business acquisition	—	—	—	—	0.02
Income tax effects	(0.06)	(0.04)	(0.03)	(0.14)	(0.08)
Income tax benefit of CEO stock option exercise	—	—	—	—	(0.06)
Non-GAAP diluted earnings per share (1)	$0.28	$0.14	$0.20	$0.63	$0.67

Weighted average number of diluted common and common equivalent shares outstanding (in thousands)	60,059	60,000	59,805	59,938	57,254
(1)  The per share calculations for GAAP net income, Non-GAAP adjustments and Non-GAAP diluted earnings per share are each computed independently. Per share amounts may not sum due to rounding.

AXON ENTERPRISE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2019	December 31, 2018
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$202,551	$349,462
Short-term investments	108,913	—
Accounts and notes receivable, net	149,013	130,579
Contract assets, net	33,602	13,960
Inventory	40,666	33,763
Prepaid expenses and other current assets	41,277	30,391
Total current assets	576,022	558,155

Property and equipment, net	42,592	37,893
Deferred income tax assets, net	23,290	19,347
Intangible assets, net	13,528	15,935
Goodwill	24,876	24,981
Long-term investments	41,391	—
Long-term notes receivable, net of current portion	33,463	40,230
Other assets	37,142	22,999
Total assets	$792,304	$719,540

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$14,638	$15,164
Accrued liabilities	35,745	41,092
Current portion of deferred revenue	127,160	107,016
Customer deposits	2,294	2,702
Other current liabilities	3,997	37
Total current liabilities	183,834	166,011

Deferred revenue, net of current portion	82,149	74,417
Liability for unrecognized tax benefits	3,443	2,849
Long-term deferred compensation	3,694	3,235
Other long-term liabilities	11,537	5,704
Total liabilities	284,657	252,216

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1	1
Additional paid-in capital	480,747	453,400
Treasury stock	(155,947)	(155,947)
Retained earnings	184,644	171,383
Accumulated other comprehensive loss	(1,798)	(1,513)
Total stockholders’ equity	507,647	467,324
Total liabilities and stockholders’ equity	$792,304	$719,540

AXON ENTERPRISE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended			Nine Months Ended September 30,
	September 30, 2019	June 30, 2019	September 30, 2018	2019	2018
Cash flows from operating activities:
Net income	$6,104	$738	$5,711	$13,261	$27,122
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,709	2,687	3,065	8,196	8,226
Loss on disposal and abandonment of intangible assets	33	—	2,049	51	2,103
Loss (gain) on disposal and impairment of property and equipment, net	845	1,321	137	2,408	290
Stock-based compensation	13,663	8,627	6,255	30,195	15,302
Deferred income taxes	(2,635)	(1,888)	(2,268)	(3,946)	(2,326)
Unrecognized tax benefits	(19)	306	(113)	594	99
Other noncash, net	1,101	926	4	2,923	34
Change in assets and liabilities:
Accounts and notes receivable and contract assets	(19,491)	10,988	(26,381)	(30,497)	(51,172)
Inventory	1,213	(3,579)	4,525	(6,302)	9,033
Prepaid expenses and other assets	(6,206)	(2,609)	(4,652)	(11,967)	(12,081)
Accounts payable, accrued liabilities and other liabilities	3,224	(9,468)	6,994	(13,528)	4,306
Deferred revenue	21,899	3,345	21,204	28,476	31,700
Net cash provided by operating activities	22,440	11,394	16,530	19,864	32,636
Cash flows from investing activities:
Purchases of investments	(100,701)	(36,670)	—	(242,693)	(4,331)
Proceeds from call / maturity of investments	66,888	25,319	3,620	92,207	10,658
Purchases of property and equipment	(4,250)	(2,590)	(2,215)	(12,111)	(6,880)
Purchases of intangible assets	16	(182)	(206)	(328)	(460)
Business acquisitions, net of cash acquired	—	—	24	—	(4,990)
Net cash provided by (used in) investing activities	(38,047)	(14,123)	1,223	(162,925)	(6,003)
Cash flows from financing activities:
Net proceeds from equity offering	—	—	—	—	233,993
Proceeds from options exercised	2	4	127	106	713
Income and payroll tax payments for net-settled stock awards	(1,136)	(873)	(1,166)	(3,268)	(11,973)
Payment of contingent consideration for business acquisitions	—	—	—	—	(575)
Net cash provided by (used in) financing activities	(1,134)	(869)	(1,039)	(3,162)	222,158
Effect of exchange rate changes on cash and cash equivalents	(426)	(319)	157	(678)	(381)
Net increase (decrease) in cash and cash equivalents and restricted cash	(17,167)	(3,917)	16,871	(146,901)	248,410
Cash and cash equivalents, beginning of period	221,293	225,210	309,977	351,027	78,438
Cash and cash equivalents, end of period	$204,126	$221,293	$326,848	$204,126	$326,848

AXON ENTERPRISE, INC.
SUPPLEMENTAL CASH FLOW INFORMATION
(Unaudited)
(in thousands)

	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018

Cash and cash equivalents	$202,551	$219,720	$324,371	$202,551	$324,371
Restricted cash	1,575	1,573	2,477	1,575	2,477
Cash, cash equivalents and restricted cash, end of period	$204,126	$221,293	$326,848	$204,126	$326,848

	Three Months Ended			Nine Months Ended September 30,
	September 30, 2019	June 30, 2019	September 30, 2018	2019	2018

Net cash provided by operating activities	$22,440	$11,394	$16,530	$19,864	$32,636
Purchases of property and equipment	(4,250)	(2,590)	(2,215)	(12,111)	(6,880)
Purchases of intangible assets	16	(182)	(206)	(328)	(460)
Cash flows related to business acquisitions	—	—	24	—	(4,990)
Free cash flow, a non-GAAP measure	$18,206	$8,622	$14,133	$7,425	$20,306

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